Exhibit 99.2

Comerica Incorporated
2011 Annual Meeting of Shareholders
April 26, 2011

Remarks of
Ralph W. Babb Jr.
Chairman and CEO
Comerica Incorporated and Comerica Bank

(Slide 14)

Jon W. Bilstrom, Executive Vice President-Governance, Regulatory Relations and Legal Affairs, and Secretary:

Before our Chairman begins his remarks on Comerica’s financial results, let me remind you that his presentation and remarks may contain forward-looking statements.  In that regard, you should be mindful of the risks and uncertainties that can cause future results to vary from expectations.  On screen, you can see our safe harbor statement, which identifies forward-looking statements and important factors that could cause actual results to differ materially from those in the forward-looking statements.  Copies are available at the desk in the back of the room for anyone who would like them. Forward-looking statements that meet the Securities and Exchange Commission’s criteria are protected against private litigation liability under the federal securities laws.  Also, reconcilements of non-GAAP financial measures can be found in our most recent earnings release and Annual Report, which are available on our website at www.comerica.com.

(Slide 15)

Ralph W. Babb Jr., Chairman and CEO:

Good morning.

(Slide 16)

Throughout this economic cycle, Comerica has remained focused on executing its strategy and delivering outstanding customer service.  We were able to build positive momentum on several fronts in 2010, and continue to make steady progress in 2011.

I will review our 2010 and first quarter 2011 financial results with you, then discuss an exciting opportunity for us with the pending acquisition of Sterling Bancshares.  I also will discuss some additional opportunities we see in 2011, and address some other topics of possible interest to you, including executive compensation, and our ongoing commitments to community, diversity and sustainability.  Then, we’d be happy to answer any questions you may have.

(Slide 17)

But first, I’d like to briefly summarize some of Comerica’s key differentiators.  First and foremost, we are a relationship-focused Main Street bank.  The word “relationship” is used frequently in our industry, but here at Comerica, it is a key point of differentiation.  We focus on building enduring customer relationships.

We believe that our customers have come to appreciate that we have the resources of a large bank, but the touch and feel of a smaller, community bank.  This type of approach to relationship banking can’t be replicated overnight.

Our strong credit management is another differentiator.  A bit later, I’ll share with you some details that show we compare quite favorably to our peers in this important area.

Based on currently available information, we believe the expected direct impacts of financial reform, such as that being brought about by the Dodd-Frank Wall Street Reform and Consumer Protection Act, are quite manageable, due to the nature of our commercially focused business.  Overall, we believe that the direct adverse impact of financial reform will be felt less by us than many other major banks. This, too, is a key differentiator.

So, too, is our capital position, which has remained strong throughout the economic cycle.

We took a number of actions in 2010 that highlighted our strong capital position, which I will detail shortly.

Comerica’s conservative approach to banking has earned the confidence of customers and investors, and is reflected in our stock price performance.  Comerica’s common stock rose 43 percent in 2010, outperforming many of our peers.  We were once again among the top performers in the 24-bank Keefe Bank Index, while ranking number 83 among all S&P 500 companies.  Our stock has performed very well throughout this economic cycle.  The 2011 stock price performance partially reflects the anticipated stock issuance in connection with the pending acquisition of Sterling Bancshares.

(Slide 18)

This slide captures the economic environment in 2010, where we saw positive GDP growth, but unemployment still high. It is against this backdrop that Comerica took a number of actions in 2010 that you can see here.

We were one of the first in our peer group to fully redeem TARP last March. Our $2.25 billion TARP redemption was completed in conjunction with an $880 million common stock offering.

Also, we redeemed $500 million of trust preferred securities at par on October 1st.  Tier 1 common capital was over 10 percent at March 31, 2011, up from 8.2 percent at year end 2009.

In November of 2010, the board authorized a doubling of the dividend to 10 cents per share effective January 2011.  The board also authorized a share repurchase program, which we have commenced in 2011.

(Slide 19)

Rating agencies have weighed-in on holding company debt ratings, including Moody’s, which is shown on this slide.  Comerica compares quite favorably with respect to our peers, many of whom have had downgrades in the period from September 30, 2007, to April 19, 2011.  As you can see, there was no change to our Moody’s rating during that same time period.  The peers shown on this slide represent the incentive peers effective 2011, and reflect changes made in response to shareholder input to tighten the range of banks to better approximate our asset size and reflect our business model.

At this time, I would like to review some of our 2010 and first quarter 2011 financial results.

(Slide 20)

We saw nice margin expansion in 2010 with our net interest margin increasing 52 basis points over 2009.  This increase was driven primarily by increased loan spreads and a continued shift in funding sources toward lower-cost funds.

This included significant growth in noninterest bearing deposits as well as the positive impact from the redemption last October of the higher-cost Trust Preferred securities.  As you can see on the chart on the right, Comerica had the lowest average cost of funds among our peer group in 2010.

(Slide 21)

This slide focuses on our deposit growth, which occurred throughout 2010 and the first quarter of 2011.  Average core deposits increased $3.4 billion, or almost 10 percent, in 2010. Deposit growth has been strong across all geographies.

Customers continue to increase their cash balances.  This is partially a result of the slow and uncertain economic recovery now underway in our nation.  Corporations, in general, have continued to deleverage, improve profitability and cash flow, and conserve cash.

(Slide 22)

As you can see on this slide, we believe we have turned the corner on commercial and industrial loan outstandings, known in the industry as C&I loans.  The chart shows that Comerica’s C&I loans declined at a slower pace for several quarters and now, in the first quarter of 2011, our C&I loans grew at a faster pace than the average bank, as indicated by the Federal Reserve’s weekly H8 data.

In the first quarter of 2011, average loans increased in Global Corporate Banking, Energy Lending and Middle Market, as well as Technology & Life Sciences, and National Dealer Services.  Here in Texas, average loans increased $389 million, or six percent, with increases in all major business lines other than our planned and continued reductions in Commercial Real Estate.

Customers are expressing more optimism.  Our loan pipeline grew across most lines of business in the first quarter of 2011, and commitments increased in the Texas and Western markets.

As the economy continues to improve, we expect middle market and small businesses to start borrowing more as their working capital needs increase.  We expect this will likely be muted by continued declines in Commercial Real Estate loan outstandings.

(Slide 23)

Our credit quality improved throughout 2010 and the first quarter of 2011.  This was reflected in the significant decline in the provision for loan losses which decreased $602 million in 2010, compared to 2009.  Also, the provision was less than net charge-offs for the last three quarters of 2010, as well as the first quarter of 2011.

Improvements in credit quality included a decline of $2.6 billion in watch list loans from year-end 2009 to March 31, 2011.  The watch list is primarily comprised of special mention, substandard and nonaccrual loans, and is our best early indicator of future credit quality.  We have seen six consecutive quarters of improvements in all geographic markets and across virtually all lines of business.

(Slide 24)

This slide provides a peer comparison of net charge-offs and nonperforming asset ratios in comparison to our peers.  Both graphs show that, throughout the cycle, our ratios have always been better than the peer average.  In fact, the ratios are among the best in our peer group.  We believe this is a reflection of our strong credit culture, which includes credit training, robust policies and procedures, and thorough monitoring capabilities.

Overall, we are pleased with the continued improvement in credit quality, including the continuation of improving credit migration trends.

(Slide 25)

We continued to manage our expenses effectively.  Our largest expense item is salaries, therefore, management of workforce levels is key.

In response to the economic environment and as part of our ongoing efforts to leverage technology and maximize productivity, we have consistently reduced personnel over the past several years.  Our full-time equivalent staff decreased by approximately 17 percent from 2007, when the recession began.

On the right side of the slide, we show a peer comparison of the ratio of total assets per employee from 2007 through 2010.  Over that period, Comerica has consistently managed more assets per employee than our peers.

(Slide 26)

As you can see here, our capital position is strong and our capital quality is among the best in our peer group.

With the overall positive trends of our financial performance as well as the improving economic environment, we doubled the quarterly cash dividend, as I mentioned earlier, to 10 cents per share, effective January 1, 2011.  We expect that our share repurchase program, combined with dividend payments, will result in a payout up to 50 percent of earnings for 2011.

Now, I will turn to some of the initiatives and opportunities we have identified for 2011.

(Slide 27)

As I mentioned previously, we are excited about our pending acquisition of Sterling Bancshares, which we announced on January 18.

This acquisition is a strategically compelling fit and assists in fulfilling our strategy of attaining more geographic balance in order to provide more consistent earnings growth throughout the economic cycles.  Both of our organizations are successful because of our strong focus on business customers and a shared passion for the importance of relationship banking and outstanding customer service.  Our cultures are very much alike.

Sterling has a very appealing branch network, which would take years to build on our own.  The acquisition almost doubles our presence in Houston, provides an entry into the San Antonio market, and complements our banking center network in Dallas-Fort Worth.  On a pro forma basis, and based on June 2010 FDIC data, our Texas deposit market share ranking would move from 10th to 6th.

The composition of Sterling’s deposits is very attractive, with a relatively large component of noninterest-bearing deposits.

We believe this gives us the ability to leverage additional marketing capacity to offer a wide array of products through a larger distribution network, particularly to middle market and small business companies.

The transaction is expected to be break even to Comerica’s earnings in the first full fiscal year, excluding merger and integration costs, and be increasingly accretive thereafter.

(Slide 28)

We believe the value we are paying is fair, particularly given Sterling’s highly attractive footprint in one of the fastest growing markets in the U.S.  There have not been, nor are there expected to be, many banks in Texas that have the size, geographic fit and focus of a bank like Sterling.  In fact, there are only five other U.S. public banks headquartered in Texas with assets in excess of $5 billion remaining, which exemplifies the scarcity value of the franchise.

(Slide 29)

We are pleased with the timing of this acquisition as we are gaining momentum in our Texas market.

We expect a smooth integration, given the size of the transaction and our in-depth knowledge of the Texas market.

We continue to be on track to close the acquisition in the second quarter, subject to customary closing conditions, including regulatory and Sterling shareholder approvals.

Preparations for the integration of Sterling are moving forward, as planned. We expect to complete the systems conversions in the fourth quarter, and anticipate a seamless transition.  The more work we do and the better we get to know Sterling, the more confident we are in the fit of our two organizations.

(Slide 30)

There are a number of additional opportunities we are actively pursuing in 2011.  Our Government Card Program has seen significant deposit growth over the past few years, and represents nearly $700 million in average noninterest-bearing deposits.  It has the potential for accelerated growth.  As of March 31, 2011, the business has grown to 31 state programs in 14 states, with over 5.6 million cards issued.  We also are the exclusive financial provider for the U.S. Department of the Treasury’s DirectExpress card program, which we helped launch in 2008.  More than 1.5 million federal benefit recipients, including Social Security recipients, have signed up for the DirectExpress card, and more are expected as Treasury recently announced they will be phasing out paper checks.

(Slide 31)

We also have opportunities with two more deposit rich and growing specialty businesses, our Financial Services Division, or FSD, which has grown in the first quarter of 2011 to some $2.1 billion in average deposits, and Technology and Life Sciences, or TLS, which has grown in the first quarter of 2011 to about $3.7 billion in average deposits.

Initiatives we have put in place to grow fee revenue include our Mobile Banking and eCommerce products.  Also, we have expanded our licensed private banker program, which is now the single biggest source of referrals to Wealth Management.

We also continue to focus on cross-sell opportunities for our treasury management products.

Small Business is a segment where we see significant revenue growth opportunities. We are adding personnel to provide support to this important segment.  We recently added a new Health Care Profession Group in Houston and plan to duplicate this concept in other markets.  We believe we have the right strategy, with very talented bankers and a wide array of products to serve this segment.

With respect to cost savings initiatives, we have slowed our banking center expansion program in line with the sluggish economy.

We recently opened one new banking center in Southern California and we plan to open four additional banking centers this year in Ft Worth, San Diego and Phoenix.

(Slide 32)

Now I’d like to take a moment to discuss executive compensation, including our compensation philosophy.

Comerica’s compensation programs are structured to align the interests of our executives with the interests of our shareholders. They are designed to attract, retain and motivate superior executive talent, provide a competitive advantage within the banking industry and create a framework that delivers pay consistent with financial results over the short and long-term.  The principal components of our executive compensation program are base salaries, short and long-term management incentive awards, and long-term stock incentive awards.

Our compensation programs and principles are based on a strong pay for performance philosophy and a commitment to balanced performance metrics and sound governance.

For example, in 2009, we elected to eliminate the one-year portion of all management incentive plan awards due to our overall financial results, despite having return on equity and earnings per share growth which placed us in the top half of our peer group.  Effective June 30 of 2010, all remaining perquisite programs were eliminated.

Further, in 2010 we adopted a clawback policy, and in 2011, we made changes to our management incentive plan, both in response to shareholder feedback. We refer you to the chart in the proxy statement which tracks CEO incentive pay versus performance. We believe that our 2010 executive compensation is reflective of our overall positive financial performance, and we appreciate you taking the time to vote on our “say on pay” proposal.

Also, our senior officers are expected to hold a multiple of their salary in our stock pursuant to our stock ownership guidelines. This practice aligns senior officers with shareholder interests and promotes good corporate citizenship.  All named executive officers who have held their current title for at least five years have met their respective stock ownership guideline levels.

Turning to our ongoing commitments to community, diversity and sustainability …

(Slide 33)

Comerica provided some $10 million to not-for-profit organizations nationwide in 2010. In addition, our employees raised more than $2.1 million for the United Way and Black United Fund, and they donated their personal time and talents with some 60,000 volunteer hours recorded in 2010.

In December 2010, the Federal Reserve Bank of Dallas rated Comerica Bank’s Community Reinvestment Act program “Outstanding.” The rating considers three elements: loans made to families with low or moderate incomes; investments in low or moderate income communities; and services extended to individuals and businesses in such communities. In all individual elements, Comerica received an “Outstanding” score. This is the 8th consecutive “Outstanding” CRA rating that our bank has achieved.

(Slide 34)

Comerica continued to receive recognition for its commitment to diversity in 2010, including being named by DiversityInc Magazine as one of the top 50 companies for diversity and top 10 companies for executive women.

We also were again named by Black Enterprise Magazine as one of the 40 best companies for diversity, and were named by Hispanic Business Magazine to its “Diversity Elite 60” list, and by Latina Style Magazine to its “Latina Style 50” list. We certainly appreciate the recognition.

(Slide 35)

We continued to make solid progress on our corporate sustainability initiatives in 2010. We completed a range of projects designed to improve our environmental performance and increase efficiency. This included efforts to reduce our energy use and greenhouse gas emissions, to reduce waste and expand our recycling programs, to build new ‘green’ banking centers, and to improve the coverage and accuracy of our sustainability tracking and reporting systems. In addition, we continue to be focused on developing deposit and loan relationships with “clean tech” and “green tech” companies.

(Slide 36)

I’d like to close with a few points on why we believe Comerica is poised for the future.

We have weathered the challenging economic cycle well, maintaining strong liquidity, solid capital, tight control of expenses, and with credit metrics that are among the best in our peer group.

Our traditional commercial banking relationship model is serving us well and has proven to be successful even in a recessionary environment.  As the economy improves and interest rates increase, we expect to see loan growth and margin expansion.  Also, we plan to continue to focus on managing expenses and staff levels.

We continue to invest to achieve growth and balance.  We are accelerating our growth in Texas with the pending Sterling Bank acquisition.  Also, we continue to develop new and enhanced products and open banking centers in our high growth markets.

I believe we are ideally positioned for future growth, with a strong relationship focus, and with the right people, products and services in place to make a positive difference for our customers, shareholders and employees.

Thank you for your time, and we would be happy to take questions.

(Slide 37)

Additional information for shareholders

In connection with the proposed merger transaction, Comerica has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 that includes a Proxy Statement of Sterling and a Prospectus of Comerica, and Sterling mailed the definitive Proxy Statement/Prospectus to its shareholders on or about April 6, 2011. Each of Comerica and Sterling may file other relevant documents concerning the proposed transaction. SHAREHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE DEFINITIVE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the definitive Proxy Statement/Prospectus, as well as other filings containing information about Comerica and Sterling, may be obtained at the Securities and Exchange Commission’s Internet site (http://www.sec.gov). You may be able to obtain these documents, free of charge, from Comerica at www.comerica.com under the tab “Investor Relations” and then under the heading “SEC Filings” or from Sterling by accessing Sterling’s website at www.banksterling.com under the tab “Investor Relations” and then under the heading “SEC Filings.”